Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 19, 2019

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q3 Sales

PHILADELPHIA, PA, November 19, 2019 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain, Urban Outfitters and Nuuly brands and the Food and Beverage division, today announced net income of $56 million and $149 million for the three and nine months ended October 31, 2019, respectively. Earnings per diluted share were $0.56 and $1.47 for the three and nine months ended October 31, 2019, respectively.

Total Company net sales for the three months ended October 31, 2019, increased 1.4% over the same period last year to $987 million. Comparable Retail segment net sales increased 3%, driven by growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 9% at Free People, 4% at the Anthropologie Group and were flat at Urban Outfitters. Wholesale segment net sales decreased 7%.

“I’m pleased to report record third quarter sales, driven by better reaction to our apparel assortments and strength in the digital channel,” said Richard A. Hayne, Chief Executive Officer. “Looking ahead to Q4, we’re encouraged by positive sales-to-date but realize our highest volume days have yet to be written,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine-month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
Net sales by brand
Anthropologie Group	$398,709	$385,031	$1,147,977	$1,133,391
Urban Outfitters	374,459	379,187	1,046,310	1,081,192
Free People	205,475	202,170	597,606	589,890
Food and Beverage	6,794	7,145	20,286	17,202
Nuuly	2,032	—	2,032	—
Total Company	$987,469	$973,533	$2,814,211	$2,821,675

Net sales by segment
Retail Segment	$897,130	$878,869	$2,558,386	$2,556,460
Wholesale Segment	88,307	94,664	253,793	265,215
Subscription Segment	2,032	—	2,032	—
Total Company	$987,469	$973,533	$2,814,211	$2,821,675

For the three months ended October 31, 2019, the gross profit rate decreased by 217 basis points versus the prior year’s comparable period. The decrease in gross profit rate was driven by higher markdowns, deleverage in delivery and logistics expenses and lower Wholesale segment margins. The higher markdowns were largely driven by underperforming women’s apparel at the Urban Outfitters brand. The deleverage in delivery and logistics expenses is due in part to the increased penetration of the digital channel as well as increased labor expenses due to the competitive market for employment in the United States. The lower Wholesale segment margins were due to increased markdowns from department stores. For the nine months ended October 31, 2019, the gross profit rate decreased by 234 basis points versus the prior year’s comparable period. The decrease in gross profit rate was driven by higher markdowns and deleverage in delivery and logistics expenses. The higher markdowns were largely driven by underperforming women’s apparel at the Anthropologie and Urban Outfitters brands. The deleverage in delivery and logistics expenses is primarily due to the increase in penetration of the digital channel.

As of October 31, 2019, total inventory increased by $79.9 million, or 17.7%, on a year-over-year basis. Comparable Retail segment inventory increased 9% at cost. The increase in comparable Retail segment inventory in each of our brands was due in part to early receipts related to the ongoing tariff uncertainty as well as positive comparable Retail segment net sales plans for the fourth quarter. The remainder of the increase was primarily related to an increase in Wholesale segment inventory.

For the three months ended October 31, 2019, selling, general and administrative expenses increased by $4.5 million, or 1.9%, compared to the prior year’s comparable period and expressed as a percentage of net sales, deleveraged by 11 basis points. For the nine months ended October 31, 2019, selling, general and administrative expenses increased by $5.6 million, or 0.8%, compared to the prior year’s comparable period and expressed as a percentage of net sales, deleveraged by 26 basis points. The dollar growth in selling, general and administrative expenses in both periods was primarily driven by increased marketing expenses to support our digital sales growth as well as the launch of our new monthly women’s apparel subscription rental service, Nuuly.

The Company’s effective tax rate for the three months ended October 31, 2019, was 26.6% compared to 20.6% in the prior year period. The Company’s effective tax rate for the nine months ended October 31, 2019, was 25.8% compared to 21.7% in the prior year period. The increase in the effective tax rate for the three and nine month periods was primarily due to the ratio of foreign taxable profits to global taxable profits and the prior year favorable impact of equity activity.

Net income for the three and nine months ended October 31, 2019, was $56 million and $149 million, respectively, and earnings per diluted share was $0.56 and $1.47, respectively.

On February 1, 2019, the Company adopted an accounting standards update that amended the previous accounting standards for lease accounting. The adoption resulted in the recognition of approximately $1.3 billion of lease liabilities and corresponding right-of-use assets of approximately $1.1 billion, with the offsetting balance representing a reduction in the previously recognized deferred rent balance. The adoption did not result in a material impact on the Company’s Condensed Consolidated Statements of Income.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the nine months ended October 31, 2019, the Company repurchased and subsequently retired 8.1 million common shares for approximately $217 million under this program. During the year ended January 31, 2019, the Company repurchased and subsequently retired 3.5 million common shares for approximately $121 million under this program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. As of October 31, 2019, 26.3 million common shares were remaining under the programs.

During the nine months ended October 31, 2019, the Company opened a total of 19 new retail locations including: 9 Free People stores, 6 Anthropologie Group stores and 4 Urban Outfitters stores; and closed 5 retail locations including: 2 Anthropologie Group stores, 1 Free People store and 2 Food and Beverage restaurants. During the nine months ended October 31, 2019, two franchisee-owned stores were opened including: one Anthropologie Group store and one Urban Outfitters store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 249 Urban Outfitters stores in the United States, Canada and Europe and websites; 231 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 143 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Food and Beverage restaurants, 5 Urban Outfitters franchisee-owned stores, 1 Anthropologie Group franchisee-owned store and 1 Free People franchisee-owned store, as of

October 31, 2019. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,200 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss third quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/5k77vs2q

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018

Net sales	$987,469	$973,533	$2,814,211	$2,821,675
Cost of sales	666,367	635,835	1,908,178	1,847,473
Gross profit	321,102	337,698	906,033	974,202
Selling, general and administrative expenses	245,833	241,341	712,683	707,097
Income from operations	75,269	96,357	193,350	267,105
Other income, net	576	1,235	6,754	3,061
Income before income taxes	75,845	97,592	200,104	270,166
Income tax expense	20,193	20,072	51,547	58,577
Net income	$55,652	$77,520	$148,557	$211,589

Net income per common share:
Basic	$0.57	$0.71	$1.48	$1.95
Diluted	$0.56	$0.70	$1.47	$1.92

Weighted-average common shares outstanding:
Basic	97,972,864	108,778,483	100,458,726	108,702,575
Diluted	98,628,169	110,262,879	101,147,025	110,149,105

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.5%	65.3%	67.8%	65.5%
Gross profit	32.5%	34.7%	32.2%	34.5%
Selling, general and administrative expenses	24.9%	24.8%	25.3%	25.0%
Income from operations	7.6%	9.9%	6.9%	9.5%
Other income, net	0.1%	0.1%	0.2%	0.1%
Income before income taxes	7.7%	10.0%	7.1%	9.6%
Income tax expense	2.1%	2.0%	1.8%	2.1%
Net income	5.6%	8.0%	5.3%	7.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	October 31,	January 31,	October 31,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$167,070	$358,260	$329,021
Marketable securities	170,697	279,232	237,391
Accounts receivable, net of allowance for doubtful accounts of $1,084, $1,499 and $1,572, respectively	99,971	80,461	90,954
Inventory	531,565	370,507	451,659
Prepaid expenses and other current assets	143,710	114,296	139,774
Total current assets	1,113,013	1,202,756	1,248,799

Property and equipment, net	890,538	796,029	808,883
Operating lease right-of-use assets	1,119,280	—	—
Marketable securities	83,121	57,292	36,033
Deferred income taxes and other assets	114,641	104,438	103,327
Total Assets	$3,320,593	$2,160,515	$2,197,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$232,901	$144,414	$191,684
Current portion of operating lease liabilities	213,911	—	—
Accrued expenses, accrued compensation and other current liabilities	264,240	242,230	263,289
Total current liabilities	711,052	386,644	454,973
Non-current portion of operating lease liabilities	1,119,340	—	—
Deferred rent and other liabilities	60,348	284,773	281,460
Total Liabilities	1,890,740	671,417	736,433

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 97,975,343, 105,642,283 and 107,638,846 issued and outstanding, respectively	10	11	11
Additional paid-in-capital	5,201	—	—
Retained earnings	1,454,333	1,516,190	1,492,691
Accumulated other comprehensive loss	(29,691)	(27,103)	(32,093)
Total Shareholders’ Equity	1,429,853	1,489,098	1,460,609
Total Liabilities and Shareholders’ Equity	$3,320,593	$2,160,515	$2,197,042